Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following supplemental pro forma information is presented for informational purposes only, as an aid to understanding the entities’ combined financial results. This pro forma information should not be considered a substitute for the historical financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as presented in other portions of this report and our filings on Form 10-Q and 10-K. The unaudited pro forma consolidated financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or our future consolidated results of operations.

On March 28, 2012, Gaiam, Inc. (“Gaiam” or the “Company”) obtained 100% of the voting equity interests of VE Newco, LLC (“Vivendi Entertainment”), a subsidiary comprised of the former Vivendi Entertainment division of Universal Music Group Distribution, Corp. (“UMG”), pursuant to a Purchase Agreement dated March 6, 2012, as amended, between UMG and one of Gaiam’s subsidiaries. Vivendi Entertainment, with its exclusive distribution rights agreements with large independent studios/content providers, distributes entertainment content through home video, digital and television distribution channels.

Gaiam’s historical condensed consolidated balance sheet at March 31, 2012, which was included with its Form 10-Q filed May 10, 2012, reflects the acquisition of Vivendi Entertainment and, therefore, no pro forma consolidated balance sheet has been presented. The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 2011 present Gaiam’s consolidated results of operations giving pro forma effect to the acquisition of Vivendi Entertainment as if it had occurred on January 1, 2011, and should be read in connection with Gaiam’s historical financial statements at March 31, 2012 and Gaiam’s separate historical consolidated financial statements for the year ended December 31, 2011, which were included with its Form 10-K filed March 15, 2012.

The pro forma adjustments are based on currently available information, estimates and assumptions that Gaiam believes are reasonable in order to reflect, on a pro forma basis, the impact of this acquisition on its historical financial information. Gaiam included the results of operations from Vivendi Entertainment in its consolidated financial statements from the closing date of the acquisition.

The total consideration transferred was $31.9 million and was comprised of $13.4 million in cash and a $18.5 million non-interest bearing, 90 day promissory note (“Note”) representing the carrying value of Vivendi Entertainment’s working capital. Under the terms of the Note and other related Vivendi Entertainment acquisition agreements, UMG was to collect the pre-closing accounts receivable of Vivendi Entertainment for a 90 day period following the closing date of the acquisition and apply those collections to the Note, with any excess remitted to Vivendi Entertainment. As of June 12, 2012, UMG had collected enough funds from Vivendi Entertainment’s pre-closing accounts receivable to fully satisfy the Note. The acquisition also effectively settled a preexisting media distribution relationship between Vivendi Entertainment and Gaiam, resulting in the elimination upon consolidation of certain accounts receivable, participations payable and inventory balances.

Gaiam is awaiting additional information to finalize its valuation of intangible assets, and, thus, the allocation of the consideration to be transferred is subject to refinement.

The following table summarizes the estimated fair values of the acquired Vivendi Entertainment net assets.

(in thousands)	March 28, 2012
Accounts receivable	$25,113
Advances	12,128
Other current assets	33
Goodwill	5,784
Other intangibles	8,600

Total assets	51,658

Participations payable	(17,757)
Accrued liabilities	(1,964)

Net assets acquired	$31,937

Unaudited Pro Forma Consolidated Statement of Operations

	For The Fiscal Year Ended December 31, 2011
(in thousands, except per share data)	Gaiam	Vivendi Entertainment	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$274,773	$33,768	$—		$308,541
Cost of goods sold	157,912	—	—		157,912

Gross profit	116,861	33,768	—		150,629

Expenses:
Selling and operating	110,008	30,595	(6,504)	(a)	137,948
			3,849	(b)
Corporate, general and administration	13,291	5,641	(160)	(c)	18,772
Subsidiary’s acquisition-related costs	2,393	—	—		2,393
Other general expense	22,456	—	—		22,456

Total expenses	148,148	36,236	(2,815)		181,569

Income (loss) from operations	(31,287)	(2,468)	2,815		(30,940)
Loss from deconsolidation of subsidiary	(4,550)	—	—		(4,550)
Interest and other expense, net	(90)	—	—		(90)

Income (loss) before income taxes and noncontrolling interest	(35,927)	(2,468)	2,815		(35,580)
Income tax expense (benefit)	(10,657)	(962)	1,085	(d)	(10,534)

Net income (loss)	(25,270)	(1,506)	1,730		(25,046)
Net loss attributable to noncontrolling interest	398	—	—		398

Net income (loss) attributable to Gaiam, Inc.	$(24,872)	$(1,506)	$1,730		$(24,648)

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(1.08)				$(1.07)

Diluted	$(1.08)				$(1.07)

Weighted average shares outstanding:
Basic	23,126				23,126

Diluted	23,126				23,126

(a)	Removal of amortization related to Vivendi Entertainment’s historical intangibles.
(b)

Amortization of customer-related intangibles as a result of the preliminary purchase price allocation for Vivendi Entertainment. The amortization period is 69 months and the annual amortization expense is recognized relative to the estimated deemed annual benefit from the acquired intangibles.

(c)	Removal of depreciation expense related to property and equipment not included in the Vivendi Entertainment acquisition.
(d)	Vivendi Entertainment’s taxes were recomputed using Gaiam’s combined federal and state statutory tax rate for fiscal 2011 of 35.5%.